Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of June 30, 2011, between Propell Corporation, a Delaware Corporation (“Company”) with its principal place of business located at 305 San Anselmo Ave., Suite 300, San Anselmo, CA 94960, and Edward L. Bernstein (“Employee”) with a residence address of 336 Bon Air Center, #352, Greenbrae, CA 94904, in consideration of the mutual promises made herein, recites and provides as follows:

WHEREAS, Company desires to continue the services of Employee on the terms and conditions set forth herein; and

WHEREAS, Employee’s previous employment agreement with the Company, as amended, expired on April 30, 2011; and

WHEREAS, Employee desires to be employed by the Company on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Company and Employee agree as follows:

ARTICLE 1.  TERM OF EMPLOYMENT

Specified Period

1.01

Company employs Employee and Employee accepts employment with Company for a period of three (3) years (36 months) from the Effective Date of this Agreement.  If the parties do not execute a new written agreement upon expiration of this Agreement, the employment of Employee shall continue on an at-will basis.

“Employment Term” Defined

1.02

“Employment Term” refers to the entire period of employment of Employee by Company, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between Company and Employee.

ARTICLE 2.  DUTIES AND OBLIGATIONS OF EMPLOYEE

General Duties

2.01

Employee shall serve as the Chief Executive Officer (CEO) and President of Propell Corporation.  In his capacity as CEO and President of Propell Corporation, Employee shall do and perform all services, acts, or things necessary or advisable as CEO and President of Propell Corporation.  Employee shall be based in Company’s San Anselmo, Calif., office.  Any change or relocation of the San Anselmo office, further than fifty (50) miles, shall be considered “relocation” pursuant to Section 7.02 (c) below.

Board of Directors

2.02

Employee shall also serve as Chairman of the Board of Directors of Company.  Any involuntary removal from the Board of Directors shall allow Employee to terminate this Agreement “For Good Reason” pursuant to Section 7.02 below.

Outside Employment

2.03

Employee shall not engage in outside employment that interferes with any of the duties under this Agreement, except as a consultant or adviser as defined in Paragraph 2.04 below.

Competitive Activities

2.04

During the term of this contract Employee shall not, directly or indirectly, either as an employee, company consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition  with the business of Company and/or its wholly owned subsidiaries.

Employee may perform noncompetitive consulting assignments of limited size and scope, or serve as a director of noncompetitive companies, so long as such activities do not materially interfere with the performance of Employee’s responsibilities as an employee in accordance with this Agreement.

Adherence to Rules

2.05

Employee, at all times during the performance of this Agreement, shall strictly adhere to and obey all the rules and regulations now in effect or as subsequently modified governing the conduct of employees of Company and its wholly owned subsidiaries.

ARTICLE 3.  COMPENSATION OF EMPLOYEE

Annual Salary

3.01

(a) As compensation for the services to be performed hereunder, Employee shall receive a salary at the rate of One Hundred and Seventy-Five Thousand Dollars ($175,000.00) per annum starting with full month of June 2011, payable in equal installments thereafter on a bi-weekly basis.   First payment under this Agreement shall include a payment of the difference, if any, between salary already paid to Employee for the month of June 2011 and the amount that would normally be due monthly under this Agreement.

(b) Employee shall receive such annual increases in salary, if any, as may be determined by Company’s Board of Directors, in its sole discretion.

Bonus

3.02

In addition to Employee’s Annual Salary, Employee shall receive a bonus based on achieving performance goals as set from time to time and no less than annually by the Board of Directors of the Company.  For the first year of this agreement, the Bonus shall be calculated such that, if the Company meets its Plan as approved by the Board, Employee’s Bonus shall be $18,750 per quarter (payable at the end of each quarter in which the Plan was met) or a pro rata amount calculated on performance of the Company against such Plan.  For the first 12 months of this agreement, the minimum quarterly bonus shall be $10,000, payable at the end of each of the Company’s fiscal quarters.

In each successive year of this Agreement, the board shall reasonably determine the performance goals and bonuses payable to Employee, in its sole discretion.

Stock

3.03

Company grants, as of the effective date of this Agreement, to Employee an Option to purchase 1,500,000 shares of common stock of the Company at the purchase/exercise price as set forth below and pursuant to the terms of the Propell Corporation 2008 Stock Option Plan, a copy of which shall be given to Employee.

(a)

This Option may be exercised only with respect to the portion of stock that is vested in Employee. Except as set forth in Section 3.03(c) and Article 8 (Early Termination) below, Employee’s right to exercise this option shall be vested as follows:

(i)

One third (options to purchase 500,000 shares) shall vest immediately upon grant

(ii)

The options to purchase the remaining 1,000,000 shares shall vest 1/36th per month for the 36 months from the date of this Agreement.

(b)

The purchase price shall be the fair market value of the Company’s common  stock as determined by the trading price of the company’s common stock on the date of grant.

(c)

This Option is not assignable and may only be exercised by Employee during the term of employment under this Agreement or during any additional exercise period described in this Agreement.

(d)

Company agrees to review Employee’s compensation and option package no less than annually, or in the event of a significantly dilutive event such as merger or other transaction, and adjust such compensation in its sole discretion.

Vacation

3.04

During the Employment Term, Employee shall be entitled to fifteen (15) days paid vacation per year, which may be used in accordance with the policies, programs and practices of Company, which are in effect generally from time to time with respect to other peer executives of Company.

Employee’s Sick Leave

3.05

During the Employment Term, Employee shall be entitled to paid sick leave in accordance with the policies, programs and practices of Company, which are in effect with respect to other peer executives of Company.

Savings and Retirement Plans

3.06

During the Employment Term, Employee shall be entitled to participate in all savings and retirement plans to the extent applicable generally to other peer executives of Company, including any 401(k) plan maintained by Company, if any.

Benefit Plans

3.07

During the Employment Term, Employee and/or Employee’s family and dependents, as the case may be, shall continue to receive health benefits or reimbursement for such benefits at the same level as currently provided to Employee.  In addition, Employee shall be eligible for participation in and shall receive any additional benefits under all welfare benefit plans that may be provided by Company in the future to the extent applicable generally to other senior executives of the Company (including, without limitation, if so offered, medical, prescription, dental, disability, salary continuance, employee life, group life, and accidental death and travel accident insurance plans).

ARTICLE 4.  BUSINESS EXPENSES

Travel, Entertainment, and Other Expenses

4.01

It is recognized and agreed by the Parties to this Agreement that in connection with the services to be performed for Company, Employee will be obliged to expend money for travel, automobile reimbursement, entertainment of customers, purchase of software or supplies, cellular telephone expenses, and remote and/or home office internet services, and similar business expenses.  Employee is authorized to incur reasonable business expenses for promoting the business of Company, in accordance with the policies, practices and procedures of Company.

Reimbursement of Business Expenses

4.02

(a) Company shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in connection with the business of Company.

(b) Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of Company.

(c) Each such expenditure shall be reimbursable only if Employee furnishes to Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

ARTICLE 5.  PROPERTY RIGHTS OF THE PARTIES

TRADE SECRETS / CONFIDENTIAL INFORMATION

Confidential Information

5.01

As used in this Agreement “Confidential Information” includes, without limitation, [design information, manufacturing information, business, financial, and technical information, sales and processing information, product information, customers, customer lists, vendors, vendor lists, pricing information, corporation and personal business contact and relationships, corporation and personal business opportunities, software, computer disks or files, or any other electronic information of any kind, Rolodex cards or other lists of names, addresses or telephone numbers, financial information, projects, potential projects, current projects, projects in development and future projects, forecasts, plans, contracts, releases, and other documents, materials or writings that belong to Company, including those which are prepared or created by Employee or come into the possession of Employee by any means or manner and which relate directly or indirectly to Company, and each of its owners, predecessors, successors, subsidiaries, affiliates, and all of its shareholders, directors and officers (all of the above collectively referred to as “Confidential Information”).  Confidential Information includes information developed by Employee in the course of Employee’s services for Company for the benefit of Company, as well as other Confidential Information to which Employee may have access in connection with Employee’s services.  Confidential Information also includes the confidential information of other individuals or entities with which Company has a business relationship.  In addition, the Company may require Employee to execute a separate nondisclosure or confidentiality agreement that may further expand these definitions and obligations.

Duty of Confidentiality

5.02

Employee will maintain in confidence and will not, directly or indirectly, disclose or use (or allow others working with Employee to disclose or use), either during or after the term of this Agreement, any Confidential Information belonging to Company, whether in oral, written, electronic or permanent form, except solely to the extent necessary to perform services on behalf of Company prior to its termination, Employee shall deliver forthwith possession or control belonging to Company and all tangible items embodying or containing Confidential Information.

Documents, Records, Etc.

5.03

All documents, records, data, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Employee by Company or produced by Employee in connection with Employee’s services will be and remain the sole property of Company.  Employee will return to Company forthwith all such materials and property upon the termination of this Agreement or sooner if requested by Company.

Assignment of Rights

5.04

Employee shall make full and prompt disclosure to Company of any and all designs, intellectual property, software, inventions, discoveries, or improvements (individually and collectively, “Inventions”) made by Employee as a result or product of his employment relationship with Company.  Employee hereby assigns to Company without additional compensation the entire worldwide right, title and interest in and to such Inventions, and related intellectual property rights and without limitation all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, industrial design, industrial model, inventions, priority rights, patent rights, patent applications, patents, design patents and any other rights or protections in connection therewith or related thereto, for exploitation in any form or medium, of any kind or nature whatsoever, whether now known or hereafter devised.  To the extent that any work created by Employee can be a work for hire pursuant to U.S. Copyright Law, the parties deem such work a “work for hire” and Employee should be considered the author thereof.  Employee shall, at the request of Company, without additional compensation, from time to time execute, acknowledge and deliver to Company such instruments and documents as Company may require to perfect, transfer and vest in Company the entire rights, title and interest in and to such inventions.  In the event that Employee does not timely perform such obligations, Employee shall cooperate with Company upon Company’s request and at Company’s cost but without additional compensation in the preparation and prosecution of patent, trademark, industrial design and model, and copyright applications worldwide for protection of rights to any Inventions.

Injunctive Relief

5.05

Employee acknowledges that a violation or attempted violation on Employee’s part of any agreement in this Article 5 will cause irreparable damage to Company, and accordingly, Employee agrees that Company shall be entitled as a manner of right to an injunction, without posting of a bond, from any court of competent jurisdiction restraining any violation or further violation of such agreement by Employee; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies that Company may have.  Terms and agreements set forth in this Section 5 shall survive the expiration of the term of this Agreement.  The existence of any claim of Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the covenants contained in this Agreement.

Disclosure of Information to Others

5.06

Employee shall not divulge any Confidential Information to anyone outside Company without obtaining both Company’s prior written consent and the disclosee’s signed written confidentiality agreement as approved by Company.

ARTICLE 6.  OBLIGATIONS OF COMPANY

Indemnification of Losses of Employee

6.01

Company shall indemnify and defend and hold harmless Employee for all necessary expenditures, losses or claims incurred by Employee in direct consequence of the discharge of his duties.

6.02

Company agrees to obtain and continue in force a Directors and Officers Insurance Policy appropriate for a public company of Company’s size and circumstances.

ARTICLE 7.  TERMINATION

By Company For Cause

7.01

(a)  Company may terminate Employee’s employment during the Employment Term for Cause.  For purposes of this Agreement, “Cause” shall mean (i) the conviction of Employee for committing an act of fraud, embezzlement, theft or other act constituting a crime relating to theft or moral turpitude or the guilty or nolo contendere pleas of Employee to such a crime; (ii) fraudulent conduct or an act of dishonesty or breach of trust on the part of Employee in connection with Company’s business; (iii) violation of any Company policy of which Employee is aware and is given a reasonable opportunity to cure; (iv) failure, neglect, or refusal by Employee properly to discharge, perform or observe any or all of Employee’s job duties; (v) failure by Employee to engage in diligent efforts to perform Employee’s job duties; and (vi) breach of the confidentiality or non-competition provisions of this Agreement.

By Company Without Cause

(b)  Company may terminate Employee’s employment at any time without cause.

By Company Upon Employee’s Death or Disability

(c)  Employee’s employment shall terminate automatically upon Employee’s death or upon a good faith determination by Company that Employee is disabled.  Company will deem Employee disabled if and when, in the good faith judgment of Company, Employee is unable to perform the material functions of Employee’s job, even with reasonable accommodation, for a total of ninety (90) days out of any six (6) month period.

Termination By Employee For Good Reason

(d) Employee may terminate his employment with Company for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, in the absence of the consent of Employee, a reasonable determination by Employee that any of the following has occurred:

1.

the assignment to Employee of any duties inconsistent in any material respect with Employee’s position (including titles and reporting requirements, authority, duties or responsibilities as contemplated by Section 2.01 of this Agreement), or any other action by Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated and insubstantial action not taken in bad faith and which is remedied by Company promptly after receipt of notice thereof given by Employee; or

2.

any failure by Company to comply with any of the provisions of this Agreement applicable to it, other than any isolated and insubstantial failure not occurring in bad faith and which is remedied promptly after notice thereof from Employee.

3.

Relocation, unless such relocation is mutually agreed upon in writing.

4.

Employee’s involuntary removal from the Board of Directors of the Company.

Termination By Employee Under “Double Trigger”

(e) Employee shall be considered terminated under “Double Trigger” in the event that there is a change in control of more than 50 percent of ownership of the Company; and Employee is being terminated not for cause (or terminates for Good Reason) or is assigned to a non-commensurate position (including but not limited to no longer reporting to the Board of Directors).

ARTICLE 8.  OBLIGATION OF COMPANY

UPON EARLY TERMINATION

Termination For Cause

8.01

If Employee’s employment shall be terminated for Cause, this Agreement shall terminate without any further obligation to Employee whatsoever, other than any obligation that may be required by law.

Termination By Company Without Cause;

Termination By Employee For Good Reason

8.02

In the event Company terminates Employee’s employment during the Employment Term without cause, or Employee terminates his employment for Good Reason, then Company shall pay or provide to Employee the following:

(a)

Company shall pay to Employee, within thirty (30) days after the Date of Termination, any accrued Annual Base Salary, bonuses that have been declared, vacation pay, expense reimbursement and any other entitlements accrued by Employee under Article 3 above, to the extent not theretofore paid (the sum of these amounts shall hereinafter by referred to as the “Accrued Obligations”).

(b)

Company shall continue to pay to Employee, in regular bi-weekly installments, Employee’s current salary for six (6) months, as well as the pro rata portion of guaranteed bonus, if any, due during the six-month period at the then-current rate.

(c)

Employee shall be entitled to one-year acceleration of any unvested options, and shall have with one year to exercise any accelerated or previously vested options.

(d)

Company shall continue to provide and pay, or at Employee’s option reimburse Employee, for benefits to Employee and/or Employee’s family and dependents at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies which are generally applicable to peer executives, and no less than the level currently being provided for Employee, for one year.  If Employee commences employment with another employer and is eligible to receive medical or other welfare benefits under another employer-provider plan, the medical and other welfare benefits to be provided by Company as described herein shall terminate.

Termination By Employee Under “Double Trigger”

In the event Employee’s employment is terminated during the Employment Term under “Double Trigger” as defined in Paragraph 7.01(e) above, the Employee shall receive the compensation and benefits described in Paragraph 8.02 above, including subparagraphs (a) through (d), plus full acceleration on all options, with one year to exercise.

Upon Death of Employee

8.04

If Employee’s employment is terminated by reason of Employee’s death during the Employment Term, this Agreement shall terminate without payment of any Accrued Obligations (which shall be paid to Employee’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination, and the timely payment or provision of all welfare benefit plans).

Upon Disability of Employee

8.05

If Employee’s employment shall be terminated by reason of Employee’s Disability during the Employment Term, this Agreement shall terminate without further obligation to Employee, other than for payment of any Accrued Obligations (which shall be paid to Employee in a lump sum in cash within 30 days of the Date of Termination, and the timely payment or provision of all welfare benefit plans).

ARTICLE 9.  POST TERMINATION

Non Solicitation of Customers

9.01

For a period of one (1) year immediately following the termination of Employee’s employment with Company, Employee shall not directly or indirectly make known to any person, firm, corporation, etc., the names or addresses of any of the customers of Company and/or its subsidiaries, of the information pertaining to them, or call on, solicit, or seek to take away from Company any of the customers of Company of whom Employee called or with whom Employee became acquainted during Employee’s employment with Company, either for himself or for any other person, firm, corporation, etc.

Non Solicitation of Employees of Company

9.02

For a period of one (1) year immediately following the termination of Employee’s employment with Company, Employee shall not directly or indirectly solicit, recruit, or encourage any other employee of Company or any of its related entities or wholly owned subsidiaries, or any of its subsidiaries, to leave the employment of Company or work for any person or entity that is in competition with Company, or its subsidiaries.

Non Competition

9.03

To the extent allowed by law, for a period of one (1) year immediately following the termination of Employee’s employment with Company, Employee agrees that Employee will not directly or indirectly, in any capacity, compete or attempt to compete with the business of Company or any of its subsidiaries, whether by taking employment with a competitor, consulting to a competitor, as an owner of a business entity that is a competitor to Company, or otherwise assist a competitor. “Competitor” shall be defined as a company or entity offering the same or similar products and services in the same markets being supplied by Company at time of termination (such as K-12 schools, college, military, or such other markets as Company is materially participating in at the time of termination).

ARTICLE 10.  GENERAL PROVISIONS

Notices

10.01

Any notice to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested.  Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, accompanied by courtesy e-mails and faxes to the e-mail addresses and fax numbers set forth in the introductory paragraph of this Agreement, but each party may change that address and/or email address and/or fax number by written notice in accordance with this section.  Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of three (3) days after the date of mailing.

Arbitration

10.02

(a)

No dispute between Company (or any of its officers, directors, employees, subsidiaries or affiliates) and Employee, which is in any way related to the employment of Employee (including but not limited to claims of wrongful termination; racial, sexual or other discrimination or harassment; defamation; and other employment-related claims or allegations) shall be the subject of a lawsuit filed in state or federal court.  Instead, any such dispute shall be submitted to binding arbitration before a sole arbitrator of the American Arbitration Association (AAA) or any other individual or organization on which the Parties agree or which a court may appoint.  It is understood that both sides are hereby waiving the right to a jury trial.

(b)

In order to commence an arbitration proceeding, the claimant shall file withthe AAA (or other agreed or appointed arbitrator) and serve on the other party a complaint in accordance with the laws of the State of California; the other party shall file and serve a response in accordance with the laws of that state.  The arbitration shall be initiated in San Francisco, California.  The arbitration must be filed within one (1) year of the act or omission which gives rise to the claim.  Each Party shall be entitled to take a minimum of one deposition, and to take any other discovery as is permitted by the Arbitrator.  In determining the extent of discovery, the Arbitrator shall exercise discretion, but shall consider the expense of the desired discovery and the importance of the discovery to a just adjudication.  The Arbitrator shall hear motions pertaining to the pleadings, discovery or summary judgment or adjudication, in accordance with the law as it would be applied by a court of the State of California.

(c)

The Arbitrator shall render a decision which conforms to the facts,supported by competent evidence (except that the Arbitrator may accept written declarations under penalty of perjury, in addition to live testimony), and the law as it would be applied by a court sitting in the state in which the arbitration is brought.  The Arbitrator shall not impose any requirement of “just cause,” not otherwise imposed by law.  At the conclusion of the arbitration, the Arbitrator shall make written findings of fact, and state the evidentiary basis for each such finding.  The Arbitrator shall also issue a ruling and explain how the findings of fact justify his or her ruling.  The prevailing party shall be entitled to reimbursement of attorney’s fees, costs, and expenses.

(d)

Any party may apply to a court of competent jurisdiction for entry ofjudgment on the arbitration award.  The court shall review the arbitration award, including the ruling and findings of fact, and shall determine whether they are supported by competent evidence and by a proper application of law to the facts.  If the court finds that the award is properly supported by the facts and law, then it shall enter judgment on the award; if the court finds that the award is not supported by the facts or the law, then the court may enter a different judgment (if such is compelled by the uncontradicted evidence) or may direct the parties to return to arbitration for further proceedings consistent with the order of the court.

(e)

Notwithstanding the above, either Company or Employee may file with an appropriate state or federal court a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration.  The filing of a claim for injunctive relief in state or federal court shall not allow either party to raise any other claim outside of arbitration.

Entire Agreement

10.03

This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Company and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever.  Each Party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or other wise have been made by any party, or anyone acting on behalf of any party, with respect to the employment of Employee, which are not embodied herein, and that no other Agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.  Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

Partial Invalidity

10.04

If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Law Governing Agreement

10.05

This agreement shall be governed by and constructed in accordance with the laws of the State of California.

Payment of Sums Due Deceased Employee

10.06

If Employee dies prior to the expiration of the term of his employment, any moneys that may be due him from Company under this agreement as of the date of death shall be paid to Employee’s executors, administrators, heirs, personal representatives, successors, and assigns.

IN WITNESS WHEREOF, the Parties so agree:

COMPANY:	EMPLOYEE:

Propell Corporation

By:
Director	Edward L. Bernstein